SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) Dec. 13, 1999




                           CPI CORP.
_______________________________________________________________
  (exact name of registrant as specified in its charter)




    Delaware                  0-11227              43-1256674
_______________________________________________________________
(State or other jurisdiction (Commission file   (IRS Employer
 of incorporation)             Number)      Identification No.)




1706 Washington Avenue, St. Louis, Missouri        63103-1790
_______________________________________________________________
(Address of principal executive offices)            (Zip code)



Registrants' telephone number, including area code
(314)231-1575
_______________________________________________________________


_______________________________________________________________
(Former name or former address, if changes since last report.)




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ITEM 5.  OTHER EVENTS

A. On December 13, 1999, CPI Corp. issued the following press release:

    CPI CORP. ANNOUNCES THIRD QUARTER RESULTS

    - Loss of 34 cents per share after special charge versus
      EPS of 59 cents in FY 1998 quarter
    - Sales down 6.8% mainly due to portrait studio results
    - Share repurchase program expanded

ST. LOUIS, MO., DECEMBER 13, 1999 - CPI CORP. (NYSE - CPY) today announced that net sales for the 16 weeks ended November 13, 1999 declined 6.8 percent to $115.6 million, compared with last year's $124 million, with portrait studios down 8.1 percent. Net losses were $3.3 million, after a special charge, as compared with earnings of $6.1 million in last year's third quarter. The special charge of $3 million before tax primarily represented the write-off of costs related to the failed merger transaction with American Securities Capital Partners, L.P. ("ASCP") and was partially offset by the final $920,000 in amortization of a 1997 two-year non-compete agreement with Eastman Kodak Company ("Kodak"). Last year's amortization of the Kodak agreement was $1.5 million. Diluted losses per share were 34 cents for the quarter compared with 59 cents earnings per share in 1998. The weighted average number of common and equivalent shares outstanding declined 3.5 percent.

For the 40 weeks ended November 13, 1999, the company recorded sales of $264.5 million compared with $268.4 million, 1.6 percent behind last year, and net losses of $4.2 million (43 cents loss per share) compared with the prior year's $6.9 million earnings (68 cents earnings per share). The current 40-week period includes $3.2 million income from amortization (pre-tax) of the non-compete agreement compared to last year's 40-week period, which included $3.85 million in non-compete amortization, and a $3.0 million merger transaction expense write-off.

While third quarter sales and earnings were disappointing, management believes that the fundamentals of its core Portrait Studio business remain solid. The factors contributing to the decline in third quarter Portrait Studio sales were a lower average sale per customer and a slight reduction in the number of customer sittings. Adversely affecting the customer sales average was the Smile Savers program which was rolled out in May of 1999 and is designed to increase repeat visits and develop long-term customer loyalty by allowing customers to pay a one-time fee for unlimited customer visits for a two year period. The Smile Savers program reduced the average sale per customer because the fee paid at the time of enrollment had a dampening effect on customer purchases of other products and because Smile Savers customers visit the studios more frequently but purchase fewer products per visit. In addition, approximately 50 percent of the enrollment fee is deferred for recognition as revenue over the two year program period, rather than being recognized immediately. Management believes that the Smile Savers program will ultimately increase sales as Smile Savers visits increase and initial deferred sales are recognized as revenue. Through the end of the third quarter, a total of $7.7 million in Smile Savers revenue was deferred, bringing projections for the total Smile Savers revenue deferral through the end of the fiscal year to approximately $11 million compared with $1.1 million at the end of fiscal year 1998.

For the 52 weeks ended November 13, 1999, sales were $385.6 million compared with $388.2 million for the 53 weeks ended November 14, 1998. Net earnings were $10.8 million ($1.05 earnings per share) compared with $21.4 million ($2.03 earnings per share), including $4.4 million and $5.1 million in amortization of the non-compete agreement for the respective periods as well as the $3.0 million write off of transaction expense.

The company also announced that its Board of Directors had authorized the purchase of up to one million additional shares of its common stock in the open market. Since resuming its stock repurchase program on October 19, 1999, the company has purchased nearly 870,000 shares, completing the purchase of all previously authorized stock repurchases. As of December 10, 1999, a total of 9,057,939 shares of the company's common stock were outstanding.

Discussing Sears Portrait Studio results, Alyn V. Essman, chairman and chief executive officer, said, "We know that 1999 has been a year of significant activity, investment and disruption and is disappointing from an earnings point of view. While sales for the 40 weeks ended November 13 are just 1.6 percent behind the comparable period for last year, our full-year earnings will suffer as a result of several factors that are related to events and developments peculiar to 1999:

    1. Installation and training for new programs were responsible for about $4 million increase in studio employment and related expenses, as well as the temporary disruption of normal selling and operating routines.

    2. The termination of our agreement of merger with ASCP caused the expensing of costs related to the terminated merger, which amounted to $3 million.

    3. Operating results have been affected by the preparation of the company's information systems and related operations for the millennium (the Y2K issue). Further discussion of the effects of Y2K issues for the company can be found in SEC disclosure documents outlining those activities. Since those efforts are substantially complete, continuing expenses should be reduced accordingly.

    4. Company-wide introduction of the Smile Savers program reduced the customer sales average and resulted in deferral of revenues as previously discussed."

Continuing, Mr. Essman said, "We look forward now to year 2000 when we will be able to return to more normal conditions as we take a breather from the investment and disruption that has characterized the last few years. We expect to improve earnings next year as the Smiles Savers program begins to mature, our field staff takes full advantage of their training and we reduce expense levels, which naturally tend to escalate during periods of high investment and operating disruption. Additionally, we will reduce capital expenditures for the year 2000 as we defer installation of the full integration component of the Store Automation System (SAS) until 2001 and the first part of 2002. The impact of these activities should start to appear as early as the first quarter of 2000. Our cost reductions and efforts to drive revenue growth should provide an opportunity for profit improvement next year."

Turning to the Wall Decor segment, Essman said, "Third quarter sales in our Prints Plus business showed moderate growth to $18.0 million from $17.8 million, and gross profit was marginally lower, as operating losses increased to $1.0 million from last year's $674,000 loss."

Looking forward, we expect 4th quarter Sears Portrait Studio sales to be approximately the same as last year's record 4th quarter. Fourth quarter earnings, however, are difficult to predict and will be negatively affected by increased employment expenses and the absence of amortization of the non-compete agreement.

The statements contained in this report, which are not historical facts, are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the company's outlook for Sears Portrait Studios and Prints
Plus, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the company. Such risks include, but are not limited to, the company's ongoing ability to develop and introduce attractive new products, the overall level of economic activity in the company's major markets, the effectiveness of marketing activities of major competitors, manufacturing interruptions, dependence on certain suppliers, fluctuations in operating results, the attraction and retention of qualified personnel, Year 2000 compliance issues and other risks as may be described in the company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 6, 1999.

CPI is a consumer services company with $389.5 million in fiscal 1998 sales, operating approximately 1,200 retail locations, including 1,033 Sears Portrait Studios in the U.S.,
Puerto Rico and Canada and 156 Prints Plus wall decor stores.


CPI CORP.
CONDENSED STATEMENTS OF EARNINGS - FOR THE SIXTEEN WEEKS ENDED
NOVEMBER 13, 1999 AND November 14, 1998
(in thousands of dollars except per share amounts) (Unaudited)

                                  16 Weeks Ended
                              ----------------------
                               11/13/99    11/14/98
                              ----------  ----------
Net Sales:
  Portrait studios            $  97,596   $ 106,171
  Wall decor                     17,967      17,834
                              ----------  ----------
   Total net sales            $ 115,563   $ 124,005
                              ==========  ==========
Operating earnings:
  Portrait studios            $   3,038   $  13,577
  Wall decor                     (1,045)       (674)
                              ----------  ----------
   Total operating earnings       1,993      12,903

General corporate expense         4,583       4,879
                              ----------  ----------
Income (loss) from operations    (2,590)      8,024
Net interest expense                572         311
Other expense                     3,000           -
Other income                      1,019       1,596
                              ----------  ----------
Earnings (loss) from
  operations before income
  taxes                          (5,143)      9,309
Income tax expense (benefit)     (1,800)      3,258
                              ----------  ----------
Net earnings (loss)           $  (3,343)  $   6,051
                              ==========  ==========
Earnings (loss) per common
  share:
    Diluted                   $   (0.34)  $    0.59
    Basic                     $   (0.34)  $    0.61
Weighted average number of
  common and common equivalent
  shares outstanding:
    Diluted                       9,838      10,200
    Basic                         9,838       9,961

CPI CORP.
CONDENSED STATEMENTS OF EARNINGS - FOR THE FORTY WEEKS ENDED
JULY 24, 1999 AND JULY 25, 1998
(in thousands of dollars except per share amounts) (Unaudited)
                                  40 Weeks Ended
                              ----------------------
                               11/13/99    11/14/98
                              ----------  ----------
Net Sales:
  Portrait studios            $ 221,152   $ 224,646
  Wall decor                     43,302      43,710
                              ----------  ----------
   Total net sales            $ 264,454   $ 268,356
                              ==========  ==========
Operating earnings:
  Portrait studios            $   7,715   $  20,099
  Wall decor                     (3,006)     (2,620)
                              ----------  ----------
   Total operating earnings       4,709      17,479

General corporate expense        10,297      10,056
                              ----------  ----------
Income (loss) from operations    (5,588)      7,423
Net interest expense              1,279         823
Other expense                     3,000           -
Other income                      3,361       4,065
                              ----------  ----------
Earnings (loss) from
  operations before income
  taxes                          (6,506)     10,665
Income tax expense (benefit)     (2,277)      3,733
                              ----------  ----------
Net earnings (loss)           $  (4,229)  $   6,932
                              ==========  ==========
Earnings (loss) per common
  share:
    Diluted                   $   (0.43)  $    0.68
    Basic                     $   (0.43)  $    0.70
Weighted average number of
  common and common equivalent
  shares outstanding:
    Diluted                       9,880      10,246
    Basic                         9,880       9,963


CPI CORP.
CONDENSED STATEMENTS OF EARNINGS - FOR THE FIFTY-TWO WEEKS
ENDED NOVEMBER 13, 1999 AND THE FIFTY-THREE WEEKS ENDED
NOVEMBER 14, 1998
(in thousands of dollars except per share amounts) (Unaudited)
                               52 Weeks    53 Weeks
                                 Ended       Ended
                              ----------  ----------
                               11/13/99    11/14/98
                              ----------  ----------
Net Sales:
  Portrait studios            $ 322,053   $ 322,689
  Wall decor                     63,555      65,543
                              ----------  ----------
   Total net sales            $ 385,608   $ 388,232
                              ==========  ==========
Operating earnings:
  Portrait studios            $  31,891   $  44,824
  Wall decor                        617        (389)
                              ----------  ----------
   Total operating earnings      32,508      44,435

General corporate expense        16,159      15,594
                              ----------  ----------
Income (loss) from operations    16,349      28,841
Net interest expense              1,373         598
Other expense                     3,000           -
Other income                      4,612       5,381
                              ----------  ----------
Earnings (loss) from
  operations before income
  taxes                          16,588      33,624
Income tax expense (benefit)      5,805      12,228
                              ----------  ----------
Net earnings (loss)           $  10,783   $  21,396
                              ==========  ==========
Earnings (loss) per common
  share:
    Diluted                   $    1.05   $    2.03
    Basic                     $    1.09   $    2.08
Weighted average number of
  common and common equivalent
  shares outstanding:
    Diluted                      10,223      10,541
    Basic                         9,871      10,265

CPI CORP.
CONDENSED BALANCE SHEETS - FOR NOVEMBER 13, 1999 AND
NOVEMBER 14, 1998 (in thousands - unaudited)


                                       11/13/99     11/14/98
                                      ---------    ---------
Assets

  Current assets:
   Cash and cash equivalents          $  48,333    $  10,247
   Other current assets                  61,624       96,566
  Net property and equipment            112,397      113,183
  Other assets                            7,659        8,905
                                      ---------    ---------
    Total assets                      $ 230,013    $ 228,901
                                      =========    =========


Liabilities and stockholders' equity

  Current liabilities                 $  50,664    $  50,650
  Long-term obligations                  59,624       59,547
  Other liabilities                      26,395       16,856
  Stockholders' equity                   93,330      101,848
                                      ---------    ---------
    Total liabilities and
      stockholders' equity            $ 230,013    $ 228,901
                                      =========    =========


                           SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          CPI CORP.
                                        (Registrant)




                             /s/  Barry Arthur
                                  -----------------------------
                                  Barry Arthur
                                  Authorized Officer and
                                  Principal Financial Officer


Dated:  December 15, 1999

























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